Exhibit 99.1

NEWS RELEASE

Contact:	E. Nichol McCully
Senior Vice President and Chief Financial Officer
(630) 512-0592

TreeHouse Foods Completes Spin-Off from Dean Foods Company

     CHICAGO, June 27, 2005 (NYSE:THS) — Today TreeHouse Foods, Inc. completed its announced spin-off from Dean Foods Company (NYSE:DF) through a distribution of one share of TreeHouse stock for every five shares of Dean Foods Company stock held by Dean Foods Company shareholders on the June 20, 2005 record date. Dean shareholders will receive cash in lieu of any fractional shares of TreeHouse common stock resulting from the distribution. TreeHouse expects that shares of its common stock will begin trading on the New York Stock Exchange under the symbol “THS” on June 28, 2005.

     “We are excited to make our debut as an independent public company,” said Sam K. Reed, Chairman of the Board and Chief Executive Officer of TreeHouse. “We see extraordinary opportunity for growth in both the grocery private label and foodservice markets we serve nationally. We expect shareholder value to be enhanced as we expand our presence in both markets. Our Bay Valley Foods operating unit, formerly the Dean Specialty Foods Group, is the ideal platform upon which to expand in both shelf stable, dry grocery and refrigerated food products. Our experienced and dedicated workforce of 1,800 is determined to merit our motto — ‘Supplier of Choice’ — with every customer we serve.”

     TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.

     Additional information about TreeHouse may be found at the company’s website, www.TreeHouseFoods.com.

Forward Looking Statements.

     This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see the company’s registration statement on Form 10, dated June 14, 2005, which is filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.